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                                                                   EXHIBIT 99.18

                      NOTICE OF CONVERSION PRICE ADJUSTMENT




                                     Shares Out-
Number of                            standing Prior     Aggregate        30 Day         Shares
Shares                Current        to Issuance        Dollar           Average        Outstanding     Adjusted
Issued or             Conversion     of Additional      Consideration    Market         After           Conversion
Issuable Shares       Price          Shares             Received         Price          Issuance        Price
- ---------             ----------     -------------      -------------    --------       ------------    ----------
333,333(1)            $   259.69         2,214,541      $   2,000,000    $  6.517          2,547,874    $   256.99

115,000(2)            $   256.99         2,547,874      $     600,000    $  6.029          2,662,874    $   255.50

172,500(3)            $   255.50         2,662,874      $     975,000    $  6.783          2,835,374    $   252.91

135,000(4)            $   252.91         2,835,374      $     810,000    $  7.579          2,970,374    $   250.51

4,100(5)              $   250.51         2,970,374      $      24,600    $  7.104          2,974,474    $   250.46

5,000(6)              $   250.46         2,974,474      $      30,000    $  7.342          2,979,474    $   250.38

10,833(7)             $   250.38         2,979,474      $      64,998    $  7.342          2,990,307    $   250.22

132,560(8)            $   250.22         2,990,307      $   1,000,000    $  8.925          3,122,867    $   248.57




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         (1) Shares of Common Stock issuable upon conversion of the Secured
Convertible Note dated January 9, 1996, at the original conversion price of $6.00 per share, issued to Lindner Bulwark Fund

         (2) Shares of Common Stock issued under the Common Stock Purchase Agreement dated February 1, 1996 between the Company and Lindner Fund, Inc., at the price of $6.00 per share

         (3) Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated April 15, 1995 between the Company and Moriarty

         (4) Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated June 29, 1995 between the Company and Lindner

         (5) Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated July 29, 1995 between the Company and WVC LTD

         (6) Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated August 15, 1995 between the Company and BLC

         (7) Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated August 15, 1995 between the Company and Quinn

         (8) Convertible Note dated November 30, 1995

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